Exhibit 99.1

FA Email

CNL Lifestyle Properties News: Updated Net Asset Value

Dec. 6 2016

FOR BROKER-DEALER AND RIA USE ONLY.

Dear Financial Advisor:

CNL Lifestyle Properties Board of Directors has unanimously approved a $2.10 per share estimated net asset value (NAV) as of November 30, 2016. This value takes into consideration our pending sale agreement with EPR and Ski Resort Holdings and the $0.50 per share distribution made in November.

On November 2, 2016, we announced a definitive agreement to sell our remaining assets for $830 million and move toward the dissolution of the company. Based on the pending transaction, we indicated that the total range of distributions is expected to be between $2.60 and $2.75 per share of common stock. At the same time, we also announced a special distribution of $0.50 per share, which was sent to your clients on November 14, 2016.

Prior to these announcements, CNL Lifestyle Properties’ most recent estimated NAV per share was $3.05 as of December 31, 2015. As a reminder, this took into consideration the $1.30 per share special distribution your clients received in December 2015.

•	The 2016 estimated NAV is an internal valuation based on the execution of the sale agreement and is based on the total amount estimated to be distributed to stockholders upon liquidation and dissolution of CNL Lifestyle Properties.

•	The sale to EPR and Ski Resort Holdings LLC, and the liquidation and dissolution of CNL Lifestyle Properties require stockholders’ approval at a special meeting. A proxy statement will be filed with the SEC and, once approved, will be mailed to stockholders. A majority of the outstanding shares of common stock must approve both the proposed sale of assets and the liquidation and dissolution in order for the transactions to occur.

•	The sale is subject to customary closing conditions, approval by our stockholders at a special meeting and the consent of our third-party lenders.

•	There is no assurance if or when the sale will close; however, we anticipate that the closing will occur late in the first quarter of 2017, shortly after the stockholder vote.

•	If the sale and the liquidation and dissolution are not approved by stockholders, the liquidation and dissolution will not occur, and we will not make a liquidating distribution to stockholders, and will continue to operate and pursue alternate strategic options.

For complete information, please read our Current Report on Form 8-K, filed with the SEC on Dec. 6 2016. We have communicated this information to our stockholders in a letter, which has been mailed to stockholders, posted to our website at cnllifestylereit.com, and filed as exhibits to the Form 8-K.

1 The estimated NAV per share was established in accordance with the Investment Program Association’s Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITS (IPA Guidelines), which the REIT and other non-traded REITs use to determine their estimated NAV.

The IPA Guidelines do not take into account closing costs relating to liquidating transactions, as the calculation of NAV in accordance with the IPA Guidelines is a “point in time” assessment of the appraised value of an asset and is not necessarily intended to represent the price at which an asset would sell, which is determined by negotiation between a willing buyer and seller.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “anticipates,” “expects,” “may,” “could” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the Company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the Company’s stock and/or other matters. The Company’s forward-looking statements are not guarantees of future performance. Stockholders and financial advisors should not place undue reliance on forward-looking statements.

Given these uncertainties, the REIT cautions you not to place undue reliance on such statements. For further information regarding risks and uncertainties associated with the REIT’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the REIT’s documents filed from time to time with the Securities and Exchange Commission, including, but not limited to, the REIT’s annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained from the REIT’s website at cnllifestylereit.com. The REIT undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Additional Information about the Proposed Transactions and Where to Find It

We plan to file with the Securities and Exchange Commission (the SEC) a preliminary proxy statement for the proposed transactions. A definitive proxy statement will be mailed to stockholders. THE DEFINITIVE PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT CNL LIFESTYLE PROPERTIES, THE PROPOSED SALE TO EPR and Ski Resort Holdings LLC, THE PLAN OF LIQUIDATION AND DISSOLUTION, AND RELATED MATTERS. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS, STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY MATERIALS CAREFULLY WHEN THEY ARE AVAILABLE. The proxy statement and other documents, when filed with the SEC, can be obtained free of charge through the website maintained by the SEC at sec.gov, and at CNL Lifestyle Properties’ website at cnllifestylereit.com, under the tab “Investor Relations” and then “SEC Filings.”

Participants in the Solicitation

CNL Lifestyle Properties and its directors and executive officers may be deemed participants in the solicitation of proxies from CNL Lifestyle Properties’ stockholders in connection with the proposed transactions. Information regarding the special interests of these directors and executive officers in the proposed transactions will be included in the definitive proxy statement referred to above. Additional information regarding CNL Lifestyle Properties’ directors and executive officers is also included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on March 28, 2016. The Annual Report is available free of charge at the SEC’s website at sec.gov, and at CNL Lifestyle Properties’ website at cnllifestylereit.com, under the tab “Investor Relations” and then “SEC Filings.” Other information about the participants in the proxy solicitation will be contained in the proxy statement.

FOR BROKER-DEALER AND RIA USE ONLY.

CLP-12XX-XXXXX-BD